Exhibit 99.1

PRESS RELEASE

Contacts:
Roger G. Stoll, Ph.D.	Damian R. McIntosh / Dian Griesel, Ph.D.
Chairman, President and CEO	Media Contact: Janet Vasquez
Cortex Pharmaceuticals, Inc.	The Investor Relations Group
(949) 727-3157	(212) 825-3210

CORTEX ANNOUNCES CLINICAL HOLD ON AMPAKINE® CX717

IRVINE, Calif., April 3, 2006 — Cortex Pharmaceuticals, Inc.’s (AMEX: COR), announced that it received a call from the U.S. Food and Drug Administration (“FDA”) on the afternoon of Friday, March 31 indicating that the FDA is placing CX717 clinical trials on hold. Cortex should receive formal written notification from the FDA within the next 7-10 days. The action taken by the FDA is related to concerns over some preclinical animal data and not to results from any human clinical trials. Until Cortex receives the formal notification and has had a chance to review its contents, it is unable to describe the exact terms of the notice. Cortex plans to cooperate fully with the FDA and request meetings with the FDA to clarify what must be done to resume clinical testing.

After Cortex receives the written notification from the FDA, has had a chance to analyze its contents, and has had discussions with the appropriate personnel within the agency, it plans to provide an update for shareholders and investors on this issue.

About Cortex Pharmaceuticals

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders. (http://www.cortexpharm.com/)

Forward-Looking Statement

Note – This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed compounds may at any time be found to be unsafe or ineffective for the indications under clinical test and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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